Exhibit 24.2

RESOLUTIONS OF

THE BOARD OF DIRECTORS OF

BANK OF AMERICA CORPORATION

December 13, 2005

RESOLVED, that Timothy J. Mayopoulos, William J. Mostyn III, and Teresa M. Brenner hereby are appointed attorneys-in-fact for, and each of them with full power to act without the other hereby is authorized and empowered to sign the Registration Statement and any amendment or amendments (including any pre-effective or post-effective amendments) thereto on behalf of, the Corporation and any of the following: the Principal Executive Officer, the Principal Financial Officer, the Principal Accounting Officer, and any other officer of the Corporation;

BANK OF AMERICA CORPORATION

CERTIFICATE OF ASSISTANT SECRETARY

I, Allison L. Gilliam, Assistant Secretary of Bank of America Corporation, a corporation duly organized and existing under the laws of the State of Delaware, do hereby certify that attached is a true and correct copy of resolutions duly adopted by a majority of the Board of Directors held on December 13, 2005, at which meeting a quorum was present and acted throughout and that said resolutions are in full force and effect and have not been amended or rescinded as of the date hereof.

IN WITNESS WHEREOF, I have hereupon set my hand and affixed the seal of the Corporation this 16th day of December, 2005.

ALLISON L. GILLIAM
Allison L. Gilliam
Assistant Secretary

(SEAL)